Exhibit 99.1

Mannatech Reports Record Sales & Earnings for 2005

Annual Operating Income Grows 72%, exceeds $46 million.

Coppell, Texas March 8, 2006 – Mannatech, Incorporated (NASDAQ: MTEX) today reported record earnings per share for the year ended December 31, 2005 of $1.03 per diluted share for an increase of 45%, or $0.32 per diluted share as compared to $0.71 for the same period in 2004. In addition, consolidated net sales grew 32% to $389 million compared to $295 million in 2004 and set a new Company annual sales record. Fourth quarter results included record earnings per share of $0.34 per diluted share up 127% from $0.15 per diluted share for the same period in 2004, and consolidated net sales increased by 20% to $101 million as compared to $84 million for the same period in 2004.

Samuel Caster, Chairman of the Board and Chief Executive Officer, said “Our focus over the past year has included increasing our profitability. Our income from operations for the year ended 2005 increased $19 million, or 72%, to $46 million as compared to $27 million in 2004. We also improved our cost of sales, our commission rate was lowered versus 2004, and we reduced our overhead costs by two full percentage points. These efforts amplified the effects of our sales increase and allowed us to drive our operating earnings to the highest levels Mannatech has yet achieved. Our income from operations for the fourth quarter of 2005 rose to 15% of net sales, which shows the potential we believe our company has.”

Mr. Caster continued, “Our strong performance is a result of our continued effective strategy of delivering exceptional products coupled with outstanding customer service across the globe. We believe our strategy continues to work well and we plan to innovate to bring more value to our investors and customers worldwide. We see continued growth in our future and are optimistic about our business and industry, as we expect to continue our introduction of new products, refinement of existing products, and sustained international expansion.”

During 2005, Mannatech improved its gross profit margin by reducing cost of sales, as well as maintaining control of commissions and incentives and overhead costs. Mannatech also maintained a debt-free balance sheet with a strong cash position of over $73 million. Mannatech declared dividends of $0.29 per share in 2005 as compared to $0.27 per share in 2004. Mannatech intends to continue dividend payments to its shareholders as encouragement of long-term stock ownership.

Fourth Quarter 2005 Results

Mannatech reported the following consolidated results for its fourth quarter:

•	Consolidated net sales of $101 million up 20% from $84 million the previous year;

•	Earnings before income taxes of $15 million, up 206% from under $5 million the previous year;

•	Net income of over $9 million, up 133% from $4 million the prior year; and

•	Diluted earnings per share of $0.34, up 127% from $0.15 in the prior year.

For geographical purposes, consolidated net sales by location for each quarter of 2005 were as follows (in millions):

	First Quarter 2005		Second Quarter 2005		Third Quarter 2005		Fourth Quarter 2005
United States	$56	65.9%	$70	67.7%	$67	66.3%	$66	66.2%
Canada	7	7.9%	7	7.1%	7	7.0%	7	7.0%
Australia	8	9.5%	9	8.7%	9	9.3%	10	9.3%
United Kingdom	2	2.8%	3	2.3%	2	2.1%	3	2.0%
Japan	8	9.2%	9	8.8%	9	9.1%	9	9.4%
New Zealand	3	4.2%	4	4.0%	4	3.7%	3	3.2%
Republic of Korea	1.5%		1	1.0%	1	1.5%	2	1.7%
Taiwan**	—	—%	0	0.4%	1	0.9%	1	0.9%
Denmark***	—	—%	—	—%	—	0.1%	0	0.3%

Total	$85	100%	$103	100%	$100	100%	$101	100%

** Taiwan began its operations in June 2005.

***United Kingdom began selling products in Denmark in August 2005.

2005 Full Year Results

Mannatech reported the following consolidated annual results for 2005:

•	Consolidated net sales of $389 million up 32% from $295 million from the previous year;

•	Operating income of $46 million, up 72% from $27 million the previous year;

•	Net income of $28 million, up 46% from $20 million the previous year;

•	Diluted earnings per share of $1.03, up 45% from $0.71 per share the previous year; and

•	At December 31, 2005, total current associates and members purchasing packs and products during the year increased to 490,000, up 33% from 369,000 as compared to the previous year.

Consolidated net sales by geographical location for the years ended December 31, were as follows:

	2003		2004		2005
	(in millions)
United States	$128	67.0%	$193	65.4%	$259	66.6%
Canada	17	8.7%	22	7.5%	28	7.2%
Australia	16	8.2%	31	10.4%	36	9.2%
United Kingdom	5	2.6%	10	3.6%	9	2.3%
Japan	18	9.7%	25	8.3%	35	9.1%
New Zealand	7	3.8%	13	4.4%	15	3.7%
Republic of Korea	—	—%	1	0.4%	4	1.2%
Taiwan**	—	—%	—	—%	2	0.6%
Denmark***	—	—%	—	—%	1	0.1%

Totals	$191	100%	$295	100%	$389	100%

** Taiwan began operations in June 2005.

***United Kingdom began selling products in Denmark in August 2005.

The number of new and continuing independent associates and members who purchased our products and packs within the last 12 months are called current associates and members, and by year are as follows:

	For the Year Ended December 31,
Current Associates and Members	2003		2004		2005
New	134,000	51%	178,000	48%	230,000	47%
Continuing	130,000	49%	191,000	52%	260,000	53%

Total	264,000	100%	369,000	100%	490,000	100%

About Mannatech

Based in Coppell, Texas, Mannatech, Incorporated is a wellness solutions provider that develops innovative, high-quality, proprietary nutritional supplements, topical products and weight management products, which are sold through a global network-marketing system operating throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, and Denmark.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “believes,” “estimates,” “shows”,” sees,” “optimistic,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Steve Fenstermacher, CFO

Investor Relations

972-471-6512

ir@mannatech.com

(Summary Consolidated Financial Statements to follow)

MANNATECH, INCORPORATED

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share information)

	December 31,
	2004	2005
ASSETS
Cash and cash equivalents	$44,198	$56,207
Short-term investments	—	1,974
Restricted cash	393	2,777
Income tax receivable	4,161	—
Accounts receivable	392	548
Inventories, net	13,157	19,811
Prepaid expenses and other current assets	3,188	3,471
Deferred tax assets	1,850	671
Note receivable due from an affiliate	144	153

Total current assets	67,483	85,612
Property and equipment, net	6,469	10,951
Construction in progress	3,544	8,157
Long-term restricted cash	1,571	1,476
Long-term investments	17,073	15,375
Other assets	1,203	1,121
Long-term deferred tax assets	1,003	103

Total assets	$98,346	$122,795

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital lease	$8	$23
Accounts payable	2,227	5,476
Accrued expenses	20,389	16,800
Commissions and incentives payable	12,718	15,588
Taxes payable	1,930	5,773
Deferred revenue	2,256	3,712
Accrued severance related to former executives	375	141

Total current liabilities	39,903	47,513
Capital lease, excluding current portion	26	—
Long-term liabilities	530	537
Long-term royalties due to an affiliate	1,658	3,341
Long-term deferred tax liabilities	4	1,086

Total liabilities	42,121	52,477

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 27,115,440 shares issued and 27,041,125 outstanding in 2004 and 27,404,513 shares issued and 26,738,364 outstanding in 2005	3	3
Additional paid-in capital	34,917	36,699
Retained earnings	21,672	42,505
Accumulated other comprehensive income (loss)	195	(1,098)

	56,787	78,109
Less treasury stock, at cost, 74,315 shares in 2004 and 666,149 shares in 2005	(562)	(7,791)

Total shareholders’ equity	56,225	70,318

MANNATECH, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except for per share information)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2005	2004	2005
Net sales	$84,226	$101,423	$294,508	$389,383
Cost of sales	12,976	14,842	44,847	58,028
Commissions and incentives	37,524	42,825	132,231	172,151

	50,500	57,667	177,078	230,179

Gross profit	33,726	43,756	117,430	159,204
Operating expenses:
Selling and administrative expenses	13,896	17,327	50,006	65,923
Other operating costs	12,925	11,085	37,840	47,671
Non-cash charge related to affiliate stock sale	3,047	—	3,047	—

Total operating expenses	29,868	28,412	90,893	113,594

Income from operations	3,858	15,344	26,537	45,610

Interest income	306	524	735	1,778
Interest expense	(1)	—	(17)	—
Other income (expense), net	781	(753)	(257)	(1,940)

Income before income taxes	4,944	15,115	26,998	45,448

Provision for income taxes	(899)	(5,680)	(7,446)	(16,801)

Net income	$4,045	$9,435	$19,552	28,647

Earnings per common share:
Basic	$0.15	$0.35	$0.74	$1.06

Diluted	$0.15	$0.34	$0.71	$1.03

Weighted-average common shares outstanding:
Basic	26,768	26,744	26,436	26,990

Diluted	27,741	27,395	27,491	27,771